UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Avistar Communications Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 1, 2005

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Avistar Communications Corporation (the “Company” or “Avistar”), a Delaware corporation, will be held on June 1, 2005 at 1:00 p.m. Pacific Daylight Time, at 555 Twin Dolphin Drive, Suite 360, Redwood Shores, CA 94065, for the following purposes:

1.                To elect seven (7) directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.                To ratify the appointment of Burr, Pilger & Mayer, LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

3.                To approve amendments to the Company’s 2000 Director Option Plan to: (i) provide that annual grants under the plan shall take place on January 1 of each year starting in 2006, (ii) provide that, after the first year, options granted under the plan vest at a rate of 1/48 per month rather than 1/4 per year, (iii) provide that options granted under the plan shall continue to vest and be exercisable for so long as the option holder remains a director or consultant to the Company, subject to the term of the option; (iv) extend the time period for optionees to exercise options following the date on which they are no longer a director or consultant to the Company, and (v) to provide the board of directors with the authority to make amendments to the Director Plan applicable to all options granted under the Director Plan, including options granted prior to the effective date of the amendment (the amendments proposed herein will not affect options currently outstanding under the Director Plan).

4.                To transact such other business as may properly come before the Annual Meeting including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 8, 2005 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,

Gerald J. Burnett
Chairman of the Board and
Chief Executive Officer
Redwood Shores, California
April 26, 2005

YOUR VOTE IS IMPORTANT IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

AVISTAR COMMUNICATIONS CORPORATION

PROXY STATEMENT FOR 2005
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the board of directors of Avistar Communications Corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, June 1, 2005 at 1:00 p.m. Pacific Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices located at 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California, 94065. The Company’s telephone number at this location is (650) 610-2900.

These proxy solicitation materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including financial statements, were first mailed on or about April 26, 2005 to stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 8, 2005 (the “Record Date”) are entitled to notice of and to vote at the meeting. The Company has one series of common shares outstanding, designated Common Stock, $.001 par value. On the Record Date, 33,460,014 shares of the Company’s Common Stock were issued and outstanding and held of record by 69 stockholders. The Company is authorized to issue 10,000,000 shares of Preferred Stock and no such shares were issued or outstanding as of the Record Date.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Deliveries to the Company should be addressed to William L. Campbell, Corporate Secretary, 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California 94065.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote. Every stockholder voting for the election of directors (Proposal One) may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares such stockholder is entitled to vote, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. No stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate the stockholder’s votes. Additional information on cumulative voting is located in the section entitled “Election of Directors—Cumulative Voting.”  Cumulative voting applies only to the election of directors. On all other matters, each share of Common Stock has one vote.

As one or more stockholders has followed the procedures above and requested cumulative voting at the last Annual Meeting, the Company anticipates that cumulative voting will be requested this year. As a result, the board of directors has authorized and the proxy holders intend to request cumulative voting for directors. The proxy holders will cumulate all shares voted and will distribute those shares in such a manner to effect the election of as many nominees set forth in these proxy materials as possible.

Solicitation of Proxies

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company’s directors, officers and other employees, without additional compensation, personally or by other means.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) who shall be a representative of the Company’s transfer agent. The Inspector will determine whether or not a quorum is present. In general, Delaware law also provides that to have a quorum a majority of shares entitled to vote must be present or represented by proxy at the meeting. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy if a quorum is present is required under Delaware law for approval of proposals presented to stockholders.

The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum. Such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for the board of directors set forth herein; (ii) for the ratification of Burr, Pilger & Mayer, LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2005; (iii) for the proposed amendments to the Company’s 2000 Director Option Plan; and (iv) at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if a stockholder does not otherwise instruct his or her broker, the broker may turn in a proxy card voting the stockholder’s shares “for” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Unless the stockholder has provided otherwise, his or her broker will have discretionary authority to vote his or her shares on the election of directors and ratification of auditors, which are considered routine matters. Amendment of the 2000 Director Option Plan is not a routine matter and a broker non-vote will be counted as a vote against the proposal.

Deadline for Receipt of Stockholder Proposals for 2006 Annual Meeting

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (the “SEC”).

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting must be received by the Company no later than December 28, 2005 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting unless the date of the meeting is delayed by more than 30 days from June 1, 2006. If a stockholder intends to submit a proposal at the Company’s 2006 Annual Meeting, which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give the Company notice no later than March 12, 2006 in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”). If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the Company’s 2006 Annual Meeting.

The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the 2005 Annual Meeting. As of April 8, 2005, the Company had not received any requests to present matters at the June 1, 2005 Annual Meeting that are not set forth in this Proxy Statement.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of April 8, 2005 as to (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee to the board of directors of the Company; (iii) each of the Named Executive Officers (as defined below under “Executive Compensation and Other Matters—Executive Compensation—Summary Compensation Table”) and (iv) all directors, nominees to the board of directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted, the address of each person listed on the table is c/o Avistar Communications Corporation, 555 Twin Dolphin Drive, Suite 360, Redwood Shores, CA 94065.

Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(1)
Dr. Gerald J. Burnett(2)	14,880,605	44.5%
R. Stephen Heinrichs(3)	5,592,710	16.6%
Fuller & Thaler Asset Management, Inc.(4) 411 Borel Avenue Suite 402, San Mateo CA 94402	3,559,100	10.6%
William L. Campbell(5)	1,737,011	5.1%
Dr. J. Chris Lauwers(6)	745,482	2.2%
Robert J. Habig(7)	483,749	1.4%
R. Jan Afridi(8)	227,409	*
David M. Solo(9)	204,250	*
Dr. Robert M. Metcalfe(10)	160,800	*
Robert P. Latta, Esq.(11)	102,500	*
James W. Zeigon(12)	20,500	*
Craig F. Heimark	—	—
All directors and current executive officers as a group (12 persons)(13)	24,637,941	67.5%

*       Less than 1%

(1)   Applicable percentage ownership is based on 33,460,014 shares of Common Stock outstanding as of April 8, 2005, together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares subject to the applicable community property laws. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after April 8, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)   The shares are held by Dr. Burnett as a co-trustee of a marital trust, as to which he has sole voting and investing power, except that Dr. Burnett has agreed to vote and hold 59,536 of such shares in accordance with certain restrictions on voting and transfer as described in the Schedule 13D/A filed by Dr. Burnett on October 28, 2003.

(3)   5,020,952 shares are held by Heinrichs Revocable Trust, of which Mr. Heinrichs serves as a co-trustee and as to which he has sole voting and investing power as described in the Schedule 13D/A filed by Mr. Heinrichs on February 9, 2005. 265,508 shares are held indirectly by Mr. Heinrichs through Fairview Financial Corporation, over which Mr. Heinrichs has sole voting and investment power as described in the Schedule 13D/A filed by Mr. Heinrichs on February 9, 2005. Also included above are 306,250 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(4)   Based solely on Schedule 13G filings by Fuller & Thaler Asset Management, Inc. (“FTAM”) as of March 31, 2004, the shares reported above are held by FTAM as an investment adviser and such shares include 2,734,100 shares of Avistar common stock beneficially owned by Fuller & Thaler Behavioral Finance Fund, Ltd.

(5)   The shares are held by Mr. Campbell as co-trustee of a marital trust, as to which he has sole voting and investing power. Also included above are 788,749 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(6)   Dr. Lauwers’ shares include 483,750 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(7)   Mr. Habig’s shares include 483,749 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(8)   Mr. Afridi’s shares include 207,500 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(9)   Mr. Solo’s shares include 104,250 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(10) Dr. Metcalfe’s shares include 97,000 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(11) Mr. Latta’s shares include 92,500 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

(12) Mr. Zeigon’s shares include 12,500 shares of Common Stock that may be acquired upon exercise of stock options within 60 days after April 8, 2005.

(13) Includes 3,044,373 Common Stock that may be acquired upon exercise of stock options exercisable within 60 days after April 8, 2005.

PROPOSAL ONE

ELECTION OF DIRECTORS

A Board of seven directors is to be elected at the Annual Meeting. The nominees for directors to be elected at the Annual Meeting are Gerald J. Burnett, William L. Campbell, Craig F. Heimark, R. Stephen Heinrichs, Robert P. Latta, Robert M. Metcalfe and James W. Zeigon. These seven nominees were approved by the Nominating Committee of the board of directors. If elected, each nominee will serve for a one-year term and until his successor is elected and qualified or until his earlier resignation or removal. Due to the acceptance of employment overseas, David Solo, a current member of the board of directors, is not seeking re-election to the board of directors at the Annual Meeting and his term will end at the Annual Meeting.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named in this proxy statement, who, with the exception of Craig F. Heimark, are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. The Company is not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominee to be voted for will be determined by the proxy holders.

Vote Required

If a quorum is present and voting, the nominees receiving the highest number of votes will be elected to the board of directors. Abstentions and broker non-votes are not counted in the election of directors.

Cumulative Voting

Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes unless such candidate’s name has been properly nominated prior to the voting and the stockholder, or any other stockholder, has given notice prior to the voting of the intention to cumulate the stockholder’s votes. If a stockholder chooses to cumulate his or her votes, the stockholder will need to submit a proxy card or a ballot, and make an explicit statement of his or her intent to cumulate his or her votes, either by so indicating in writing on the proxy card or by indicating in writing on the stockholder’s ballot when voting at the annual meeting. If the stockholder holds shares beneficially in street name and wishes to cumulate votes, the stockholder should contact his or her broker, trustee or nominee. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

As one or more stockholders has followed the procedures above and requested cumulative voting at the last Annual Meeting, the Company anticipates that cumulative voting will be requested this year. As a result, the board of directors has authorized and the proxy holders intend to request cumulative voting for directors. The proxy holders will cumulate all shares voted and will distribute those shares in such a manner to effect the election of the slate of directors proposed in these proxy materials.

Information Concerning the Nominees and Incumbent Directors

The following table sets forth the name and age of each director of the Company and each nominee as of April 8, 2005, the principal occupation of each, and the period, if any, during which each has served as a director of the Company. If elected to the board of directors, this will be Mr. Heimark’s first term as a director of the Company.

Name	Principal Occupation	Age	Director Since
Gerald J. Burnett

Gerald J. Burnett is one of the Company’s founders and has been Chairman of the Company’s board of directors and its Chief Executive Officer since March 2000. He served as Chief Executive Officer of Avistar Systems from December 1998 until March of 2000. From 1993 to 1997, he was a director of Avistar Systems or a principal of its predecessor limited partnership. He is a member of the Corporation (Board of Trustees) of the Massachusetts Institute of Technology. Dr. Burnett holds a B.S. and an M.S. from the Massachusetts Institute of Technology in electrical engineering and computer science and a Ph.D. from Princeton University in computer science and communications.

		62	1997
William L. Campbell	William L. Campbell is one of the Company’s founders and has been a member of the Company’s board of directors and its Executive Vice President since March 2000. He has been the Company’s Corporate Secretary since June 2001 and served as its interim Chief Financial Officer from April 2001 to May 2001. He has served as President and Chief Executive Officer of Collaboration Properties, Inc. (CPI) since December 1997. Mr. Campbell holds a B.S. in general engineering from the U.S. Military Academy and an M.S. in management from the Sloan School of the Massachusetts Institute of Technology.	57	1997
Craig F. Heimark	Craig Heimark is a nominee to the Company’s board of directors. He has been the Managing Partner of the Hawthorne Group, a strategic advisory firm focused on equity consulting to high growth information technology and financial companies, since 1998. During 2000 and 2001, Mr. Heimark provided consulting services to the Company. From 1990 to 1997, he served in various capacities at Swiss Bank Corporation Warburg, the predecessor company to UBS Warburg. Mr. Heimark holds a B.A. degree in Economics and a B.S. in Biology from Brown University.	50	N/A
R. Stephen Heinrichs	R. Stephen Heinrichs is a founder of the Company and has served as a member of the board of directors of the Company since March 2000. Until his retirement in April 2001, he was Chief Financial Officer and Corporate Secretary of the Company and its subsidiaries. Mr. Heinrichs served as a strategic advisor to the Company from May 2001 to May 31, 2003. Mr. Heinrichs holds a B.S. in accounting from California State University in Fresno. He is a Certified Public Accountant.	58	1997

Robert P. Latta	Robert P. Latta has served as a member of the board of directors of the Company since February 2001. Mr. Latta is a member of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). Mr. Latta joined WSGR in 1979 and has been a partner since 1984. Mr. Latta and WSGR have represented the Company and its predecessors as corporate counsel since 1997. Mr. Latta is a member of the board of directors of Bridge Bank, N.A., a full-service business bank. Mr. Latta holds B.A. degrees in Economics and Psychology and a J.D. from Stanford University.	51	2001
Robert M. Metcalfe

Robert M. Metcalfe has served as a member of the board of directors of the Company since November 2000. Dr. Metcalfe has been a general partner of Polaris Venture Partners since January 2001. Dr. Metcalfe served as Vice President of Technology for International Data Group (“IDG”), a publisher of technology, consumer and general how-to books from 1993 to 2001, and has served as a member of the board of directors of IDG since 1998. Dr. Metcalfe founded 3Com Corporation, a provider of networking products and solutions, in 1979, and served in various capacities including Chief Executive Officer and Chairman of the Board until 1990. Dr. Metcalfe is a member of the board of directors of the Massachusetts Institute of Technology (“MIT”). Dr. Metcalfe holds Bachelor degrees in electrical engineering and industrial management from MIT, a M.S. degree in applied mathematics from Harvard University and a Ph.D. in computer science from Harvard University. Dr. Metcalfe is a recipient of the IEEE Medal of Honor, is a member of the National Academy of Engineering, and was awarded the National Medal of Technology by President Bush in March of 2005.

		59	2000
James. W. Zeigon

James W. Zeigon was elected to the board of directors of the Company in 2004. Mr. Zeigon currently serves as a strategic consultant to global financial and operating service businesses. From April 2000 until April 2002, Mr. Zeigon served as Managing Director and Chief Executive Officer of Global Institutional Services for Deutsche Bank AG. During the same period, Mr. Zeigon also served as Vice Chairman of the Global Transaction Bank and as President of Bankers Trust Corporation, both subsidiaries of Deutsche Bank AG. Prior to that, Mr. Zeigon held several senior executive positions with The Chase Manhattan Corporation, and served as Senior Managing Director for Chase Global Services from 1997 to 1999. Mr. Zeigon holds a B.B.A. degree in business administration from Hofstra University and an M.B.A. from Adelphi University.

		57	2004

Board of Directors Meetings and Committees

The board of directors of the Company held six meetings during 2004 and acted by unanimous written consent four times in 2004. Each director then in office attended, either in person, by teleconference or by video conference, greater than 75% of the meetings held during the period he sat on the board of directors and the committees thereof, if any. The board of directors has determined that each of Mr. Heimark, Mr. Latta, Dr. Metcalfe and Mr. Zeigon is an independent director within the meaning of NASDAQ

Marketplace Rule 4200(a)(15), as currently in effect. The board of directors has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee.

Audit Committee

The Audit Committee was formed in October 2000 and by resolution of the board of directors of the Company and currently consists of Messrs. Solo, Metcalfe and Zeigon. In connection with Mr. Solo’s departure, Mr. Heimark, if elected, is expected to be appointed to serve on the Audit Committee immediately following his election to the board of directors. The Audit Committee oversees the accounting, financial reporting and audit processes; makes determinations regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing the Company’s financial statements; and reviews the Company’s internal controls. The Audit Committee works closely with management and the Company’s independent auditors. The Audit Committee also meets with the Company’s independent auditors in an executive session, without the presence of management, on a quarterly basis following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their work. The Audit Committee also meets with the Company’s independent auditors annually to approve the scope of the audit services to be performed. A copy of the Charter of the Audit Committee was attached as Exhibit A to the Company’s proxy statement relating to its 2003 annual meeting of stockholders.

The board of directors has determined that the proposed members of the Audit Committee are independent, as independence is defined in NASDAQ Marketplace Rule 4200(a)(15) and Rule 10A-3(b)(2) of the 1934 Act. The board of directors has further determined that Mr. Zeigon is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee met four times during the 2004. The Audit Committee Report for 2004 is included in this Proxy Statement.

Compensation Committee

The Compensation Committee was formed in March 2001 and by resolution of the board of directors of the Company and currently consists of Messrs. Solo, Metcalfe and Latta. In connection with Mr. Solo’s departure, Mr. Heimark, if elected, is expected to be appointed to serve on the Compensation Committee immediately following his election to the board of directors. The Compensation Committee is responsible for reviewing salaries, incentives and other forms of compensation for directors and executive officers, and for other employees of the Company as requested by the board of directors. In addition, the Compensation Committee reviews the various incentive compensation and benefit plans. A copy of the Charter of the Compensation Committee was attached as Exhibit B to the Company’s proxy statement relating to its 2003 annual meeting of stockholders.

Following the Annual Meeting and subject to the election of the nominees named in this Proxy Statement, the Compensation Committee is expected to consist of Messrs. Heimark, Metcalfe and Latta. The Compensation Committee met four times in 2004. The report of the Compensation Committee for 2004 is included in this Proxy Statement.

Stock Option Committee

The Stock Option Committee was formed in April 2001 by resolution of the board of directors of the Company and currently consists of Messrs. Burnett and Campbell. The Stock Option Committee is responsible for reviewing and approving stock option grants under the Company’s 2000 Stock Option Plan to new employees and consultants and, in some cases, to existing employees as retention/recognition options, all in accordance with specific guidelines and directions established by the Compensation Committee. On a regular basis, all actions of the Stock Option Committee are reported to the

Compensation Committee and to the board of directors. The Stock Option Committee acted by written consent five times in 2004.

Nominating Committee

The Nominating Committee was formed in March 2004 by resolution of the board of directors of the Company and currently consists of Messrs. Latta, Solo and Metcalfe, each of whom is independent within the meaning of NASDAQ Marketplace Rule 4200(a)(15). In connection with Mr. Solo’s departure, Mr. Heimark, if elected, is expected to be appointed to serve on the Nominating Committee immediately following his election to the board of directors. The Nominating Committee was formed to assist the board of directors in meeting applicable governance standards by monitoring the composition of the board of directors, and, when appropriate, seeking, screening and recommending for nomination qualified candidates (i) for election to the Company’s board of directors at the Company’s Annual Meeting and; (ii) to fill vacancies on the Company’s board or directors. A copy of the Charter of the Nominating Committee of the board of directors was attached as Exhibit A to the Company’s proxy statement for its 2003 annual meeting of stockholders. Following the Annual Meeting and subject to the election of the nominees named in this Proxy Statement, the Nominating Committee is expected to consist of Messrs. Latta, Metcalfe and Zeigon, each of whom is independent within the meaning of NASDAQ Marketplace Rule 4200(a)(15).

It is the policy of the Nominating Committee to consider both recommendations and nominations for candidates to the board of directors from stockholders holding the Company’s securities continuously from the time of nomination to the time of election of the board of directors. Stockholder recommendations for candidates to the board of directors must be directed in writing to Avistar Communications Corporation, Corporate Secretary, 555 Twin Dolphin Drive, 3rd Floor, Redwood Shores, CA 94065 or by telephone at (650) 610-2900, and must include: (i) the candidate’s name, age, business address and residence address; (ii) the candidate’s principal occupation; (iii) the number of shares of the Company which are beneficially owned by such candidate; (iv) detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the current year and each of the prior three years; and (v) any other information relating to such candidate that is, or may in the future be required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act. A stockholder’s recommendation to the Secretary must also set forth: (i) the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; (ii) the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder; (iii) any material interest of the stockholder in such nomination; (iv) a description of all arrangements or understandings between the stockholder making such nomination and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is made by the stockholder; (v) a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected; and (vi) any other information that is or may in the future be required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in his/her capacity as a proponent to a stockholder proposal.

Stockholder nominations to the board of directors must meet the requirements set forth in Section 2.2 of the Bylaws of the Company, a copy of which is available upon written request to the Corporate Secretary. In addition, procedures for stockholder direct nomination of directors for the 2006 annual meeting are discussed above under “Deadline for Receipt of Stockholder Proposals for 2006 Annual Meeting.”

The Nominating Committee currently uses the following procedures to identify and evaluate the individuals that it selects, or recommends that the board of directors select, as director nominees: (i) the Nominating Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board of directors or, if the Nominating Committee determines, a search firm, (ii) the Nominating Committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors, (iii) in evaluating the suitability of the candidates, the Nominating Committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like, and (iv) after such review and consideration, the Nominating Committee selects, or recommends that the board of directors select, the slate of director nominees, either at a meeting of the Nominating Committee at which a quorum is present or by unanimous written consent of the Nominating Committee. Except as may be required by rules promulgated by The NASDAQ Stock Market or the SEC, the Nominating Committee does not currently believe that there are specific, minimum qualifications that must be met by each candidate for the board of directors, nor does it believe that there are specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. These procedures may be modified at any time as may be determined by the Nominating Committee.

Mr. Craig Heimark, who is standing for election to the board of directors for the first time, was recommended to the Nominating Committee by the Company’s management. After careful review and consideration, the Nominating Committee endorsed Mr. Heimark’s candidacy and recommended his nomination to the board of directors. The board of directors subsequently confirmed Mr. Heimark’s nomination by unanimous consent. The Nominating Committee met once in 2004.

Communication with the Board of Directors

Stockholders may communicate with the board of directors by submitting an email to IR@avistar.com indicating ‘board of directors’ in the subject line, or by writing to the Company at Avistar Communications Corporation, Attention: board of directors, % Corporate Secretary, 555 Twin Dolphin Drive, 3rd Floor, Redwood Shores, California 94065. Stockholders who would like their submission directed to a specific member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the board of directors at the Company’s annual meetings of stockholders, directors are encouraged to attend annual meetings. Messrs. Burnett, Heinrichs, Campbell and Latta attended the 2004 Annual Meeting.

Code of Ethics

The board of directors has adopted a Business Conduct and Ethics Policy that is applicable to all the Company’s employees, officers and directors and to certain of its agents, contractors and consultants. A copy of the Business Conduct and Ethics Policy is available at http://www.avistar.com/company.cfm/sub/ethics.html. The Company will report any amendments or waivers for the Business Code and Ethics Policy for any of its officers or directors at http://www.avistar.com/company.cfm/sub/ethics.html. These codes are intended to deter wrongdoing and promote ethical conduct among the Company’s directors, officers, employees, agents, consultants and contractors.

Compensation of Directors

The Company’s employees do not receive any additional compensation for serving on the board of directors or its committees. Non-employee directors receive an annual fee of $10,000. All of the

Company’s directors may be reimbursed for reasonable travel expenses incurred in attending board meetings.

The Company’s 2000 Director Option Plan (the “Director Plan”) provides options to purchase Common Stock to non-employee directors of the Company pursuant to an automatic non-discretionary grant mechanism. The exercise price of the options is 100% of the fair market value of the Common Stock on the grant date. The Director Plan currently provides for an initial grant (the “Initial Grant”) to a non-employee director of an option to purchase 50,000 shares of Common Stock. Subsequent to the Initial Grant, each non-employee director is granted an option to purchase 25,000 shares of Common Stock (the “Subsequent Grant”) at the meeting of the board of directors following each Annual Meeting, if on the date of the Annual Meeting, the director has served on the board of directors for at least six months. Each director who is a member of the Audit Committee of the board of directors is automatically granted an additional option to purchase Common Stock (a “Subsequent Audit Committee Option”) at the meeting of the board of directors following each Annual Meeting provided he or she is then a member of the Audit Committee of the board of directors. The Subsequent Audit Committee Option is for 10,000 shares for the Chairman of the Audit Committee and 5,000 shares for each other member of the Audit Committee.

The Director Plan, amended as proposed, would: (i) provide that annual grants under the plan shall take place on January 1 of each year starting in 2006, (ii) provide that, after the first year, options granted under the plan vest at a rate of 1/48 per month rather than 1/4 per year, (iii) provide that options granted under the plan shall continue to vest and be exercisable for so long as the option holder remains a director or consultant to the Company, subject to the term of the option; (iv) extend the time period for optionees to exercise options following the date on which they are no longer a director or consultant to the Company, and (v) to provide the board of directors with the authority to make amendments to the Director Plan applicable to all options granted under the Director Plan, including options granted prior to the effective date of the amendment (the amendments proposed herein will not affect options currently outstanding under the Director Plan).

The term of the options granted under the Director Plan is 10 years, but if the proposed amendments to the plan are approved, the exercise period of such options may be extended until the second anniversary of a Director’s termination depending on the Director’s length of service with the Company, or 12 months following the termination, if such termination is due to death or disability. The Initial Grants and the Subsequent Grants currently become exercisable at a rate of one-fourth of the shares on each anniversary of the grant date. In June 2004, Mr. Zeigon was granted an initial option to purchase 50,000 shares of the Company’s Common stock, at an exercise price of $0.81 per share. In July 2004, Messrs. Heinrichs, Latta, Metcalfe and Solo were each granted a Subsequent Grant to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $0.78 per share. Also in July 2004, in consideration for service on the Audit Committee of the board of directors, Messrs. Zeigon and Metcalfe were each granted a Subsequent Audit Committee Option to purchase 5,000 shares at an exercise price of $0.78 per share, and Mr. Solo, as Chairman of the Audit Committee, was granted an option to purchase 10,000 shares of the Company’s Common Stock at $0.78 per share.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time since the formation of the Company, an officer or employee of the Company. No member of the Compensation Committee, or executive officer of the Company, serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or Compensation Committee.

The Company’s Board of Directors unanimously recommends voting “For” the nominees set forth herein.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected Burr, Pilger & Mayer, LLP, or BPM LLP, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005, and recommends that stockholders vote for ratification of such appointment. Before making its selection, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with BPM LLP in all of these respects. Representatives of BPM LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

KPMG LLP audited the Company’s financial statements from May 2002 to March 2005. On March 21, 2005, KPMG advised the Audit Committee of the board of directors that KPMG was resigning upon the conclusion of the 2004 audit and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. KPMG also advised the Audit Committee that it would not stand for re-election as the Company’s independent auditors for 2005.

During the Company’s two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for the two most recent fiscal years. In addition, KPMG’s reports on the financial statements of the Company for the past two years contained unqualified opinions.

Audit Fees

For fiscal 2004, KPMG LLP billed the Company $140,000 in fees for the audit of its annual financial statements included in its annual report on Form 10-K, and review of the Company’s unaudited interim quarterly financial statements included in its quarterly reports on Form 10-Q.

For fiscal 2003, KPMG LLP billed the Company $130,000 in fees for the audit of its annual financial statements included in its annual report on Form 10-K, and review of the Company’s unaudited interim quarterly financial statements included in its quarterly reports on Form 10-Q.

Audit Related Fees

KPMG LLP did not bill the Company for any audit related fees in fiscal 2004. For fiscal 2003, KPMG LLP billed the Company $9,000 in audit related fees for KPMG’s review of the Company’s October 2003 private equity financing.

Tax Fees and All Other Fees

KPMG LLP did not provide, and the Company did not pay KPMG LLP for, any other professional services to the Company in the fiscal 2004 or 2003. The Company did not engage KPMG LLP to provide advice regarding financial information systems design and implementation during fiscal 2004 or 2003.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants subject to limited discretionary authority granted to the Company’s chief financial officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

For fiscal 2004, the Audit Committee considered whether the services rendered by KPMG LLP were compatible with maintaining KPMG LLP’s independence as accountants of the Company’s financial statements.

Vote Required

Stockholder ratification of the selection of BPM LLP as the Company’s independent accountants is not required by applicable law. However, the board of directors is submitting the selection of BPM LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and in the best interests of the Company’s stockholders.

If a quorum is present and voting, the affirmative vote of a majority of the shares voting shall be required to ratify the appointment of BPM LLP. Abstentions and “broker non-votes” are not counted in the ratification of BPM LLP’s appointment.

The Company’s Board unanimously recommends a vote “For” the ratification of the appointment of Burr, Pilger & Mayer, LLP as independent accountants.

PROPOSAL THREE

APPROVAL OF AMENDMENTS TO THE 2000 DIRECTOR OPTION PLAN

The 2000 Director Option Plan (the “Director Plan”) was adopted by the board of directors and approved by the stockholders in April 2000 and amended with the approval of the board of directors and the stockholders in June 2001 and June 2003. In April 2005, the board of directors authorized further amendments to the Director Plan, subject to stockholder approval, to: (i) provide that annual grants under the plan shall take place on January 1 of each year starting in 2006, (ii) provide that, after the first year, options granted under the plan vest at a rate of 1/48 per month rather than 1/4 per year, (iii) provide that options granted under the plan shall continue to vest and be exercisable for so long as the option holder remains a director or consultant to the Company, subject to the term of the option; (iv) extend the time period for optionees to exercise options following the date on which they are no longer a director or consultant to the Company, and (v) to provide the board of directors with the authority to make amendments to the Director Plan applicable to all options granted under the Director Plan, including options granted prior to the effective date of the amendment. The board has concluded that the proposed amendments set forth herein, if approved by stockholders, will not affect options already granted under the Director Plan prior to the effective date of the proposed amendments and such options shall remain in full force and effect as if the Director Plan had not been amended.

The Director Plan provides for the automatic grant of non-statutory stock options to non-employee directors in order to assist the Company in attracting, retaining and motivating the best available persons for membership on the board of directors and its committees. Since its inception, the Company has provided stock options as an incentive to its non-employee directors as means to promote increased stockholder value. The Company believes stock options are one of the primary methods of attracting and retaining key members of the board of directors responsible for overseeing the continued development and growth of the Company’s business. In addition, stock options are considered a competitive necessity in the high technology industry.

The Company believes that recent regulatory developments in the areas of corporate governance and financial reporting have resulted in increased demand for qualified and capable public company directors. As a result of increased competition for such directors and the increase in statutory responsibilities of such directors, the Company believes that the amendments to the Director Plan are necessary for the Company to continue to attract and retain the best available persons for service as non-employee members of the board of directors and its committees. The amendments to the Director Plan will become effective immediately upon stockholder approval.

As of the Record Date, options for 524,000 shares of Common Stock were outstanding under the Director Plan, and 290,000 shares of Common Stock remained available for future option grants.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present, entitled to vote and cast at the Annual Meeting will be required to approve the amendments to the Director Plan.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote on this proposal. Abstentions will have the effect of a vote “against” the proposal.

Terms of the Director Plan

The following is a summary of the principal features of the Director Plan, as revised by the proposed amendments. A copy of the proposed amended and restated Director Plan will be furnished by the

Company to any stockholder upon written request to the Corporate Secretary located at 555 Twin Dolphin Drive, Suite 360, Redwood Shores, CA 94065.

Purpose

The purposes of the Director Plan are to attract and retain the best available personnel for service as non-employee directors of the Company, to provide additional incentive to non-employee directors of the Company to serve as directors and to encourage their continued service on the board of directors.

Administration and Grants of Options under the Director Plan

All grants of options to non-employee directors under the Director Plan are automatic and nondiscretionary and are to be made in accordance with the terms and conditions of the Director Plan. The Director Plan provides that each person who becomes a non-employee director will automatically be granted an option to purchase 50,000 shares of Common Stock of the Company upon joining the board of directors, provided that an employee director who ceases to be an employee but remains a director will not receive such an option grant.

The Director Plan currently provides that on the date of the meeting of the board of directors immediately following each annual meeting of stockholders during the term of the Director Plan, each non-employee director will be automatically granted an option to purchase 25,000 shares of Common Stock, provided that such director is a non-employee director and such director has served on the board of directors for at least the preceding six (6) months, (ii) the Chairman of the Audit Committee will be automatically granted an option to purchase an additional 10,000 shares of Common Stock, and (iii) each other member of the Audit Committee will be automatically granted an option to purchase an additional 5,000 shares of Common Stock.

It is proposed that the Director Plan be amended to provide that the annual grant to each non-employee director of an option to purchase 25,000 shares of Common Stock and the annual grant of additional options to members of the Audit Committee take place on January 1 of each year rather than on the date of the first meeting of the board of directors immediately following each annual meeting of stockholders. If approved by stockholders, this change would take effect beginning on January 1, 2006. Accordingly, non-employee directors who qualify would receive annual grants on the date of the first meeting of the board of directors immediately following the 2005 annual meeting of stockholders. Thereafter, such annual grants would take place on January 1 of each year, starting with January 1, 2006.

Eligibility

The Director Plan provides that non-statutory stock options may be granted to non-employee, or outside, directors of the Company. As of December 31, 2004, there were four directors eligible to receive automatic annual option grants under the Director Plan: Messrs. Latta, Metcalfe, Solo and Zeigon. If elected, Mr. Heimark will become eligible to receive stock option grants under the Director Plan following our 2006 annual meeting of stockholders. It is proposed that the Director Plan be amended to provide that options granted to non-employee directors thereunder remain outstanding and continue to vest so long as the option holder remains a director or consultant to the Company. The proposed amendments would not make consultants eligible for new stock option grants under the plan. The plan would continue to provide that only non-employee directors of the Company would be eligible for new grants thereunder.

Shares Reserved for Issuance

The Director Plan initially provided for 90,000 shares of Common Stock reserved for issuance thereunder. The Director Plan provides for an annual automatic increase to the number of shares reserved thereunder on the first day of the Company’s fiscal year equal to the lesser of (i) 175,000 shares, (ii) 1.0%

of the outstanding shares of Common Stock on the last day of each prior fiscal year or (iii) such amount as determined by the Board. Shares reserved for issuance under the Director Plan were automatically increased pursuant to such provisions by 12,000 shares in 2001, 30,000 shares in 2002, 30,000 shares in 2003, 175,000 shares in 2004 and 175,000 shares in 2005. Shares reserved for issuance under the Director Plan were further increased with the approval of the board of directors and stockholders by 198,000 in 2002 and 104,000 in 2003. As a result, the total shares reserved for issuance under the Director Plan as of January 1, 2005 was 814,000.

Terms of Options

Each option is evidenced by a stock option agreement between the Company and the optionee to whom such option is granted. Each option granted under the Director Plan is subject to the following additional terms and conditions:

(1) Vesting of the Option.   The Director Plan currently provides that, subject to paragraph (4) below, options granted under the plan shall become exercisable as to 1/4 of the shares subject to the option on the first, second, third and fourth anniversaries of the date of grant, so that the option shall be fully exercisable four years after its date of grant, provided that the optionee continues to serve as a director on such dates. It is proposed that the Director Plan be amended to provide that each option granted under the plan become exercisable with respect to 1/4 of the shares subject to the option on the first anniversary of the grant date and 1/48th of the shares subject to the option shall vest on the same day of each month thereafter (if there is no corresponding day in any month, then the last day of such month), so that the option shall be fully exercisable four years after its date of grant, provided that the Optionee continues to serve as a director or consultant on such dates. In addition to changing the vesting schedule for option grants from an annual vesting schedule to a monthly vesting schedule, this proposed change provides that options granted under the Director Plan will continue to vest so long as the option holder remains either a director or a consultant to the Company on each vesting date.

(2) Exercise of the Option:   The Director Plan currently provides that vested options granted under the plan are exercisable only while the non-employee director remains a director of the Company, except as described in (4) below. It is proposed that the Director Plan be amended to provide that options granted to non-employee directors under the plan shall remain exercisable for so long as the optionee remains a director or consultant to the Company. An option is exercised by giving written notice of exercise to the Company, specifying the number of shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, delivery of already-owned shares of the Company’s Common Stock subject to certain conditions, pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes, or any combination of the foregoing methods of payment. An Option may not be exercised for a fraction of a share.

(3) Option Price:   The option price of all stock options under the Director Plan is set at the fair market value of the Common Stock on the date the option is granted. For purposes of the Director Plan, fair market value is defined as the closing sale price per share of the Common Stock on the date of grant as reported on The NASDAQ SmallCap Market.

(4) Termination of Continuous Status as Director:   The Director Plan in its current form provides that if the optionee’s status as a director is terminated for any reason, other than death or disability, the option may be exercised within three months of the date of termination, but only to the extent the option was exercisable on the date of termination and in no event later than the expiration of the term of the option. The Director Plan, amended as proposed, would provide for changes to the exercise periods of options granted thereunder as follows: in the event an optionee’s status as a director or consultant terminates

(other than upon the optionee’s death or disability), the optionee may exercise his or her vested options in accordance with the following provisions:

(A) an optionee who has served as a director on the board less than twenty-four (24) months from the time of his or her appointment to the board shall have three (3) months to exercise his or her option(s) following the date that he or she ceases to be a director or consultant to the Company;

(B) an optionee who has served as a director on the board for at least twenty-four (24) months but less than thirty-six (36) months from the time of his or her first appointment to the board shall have one (1) year to exercise his or her option(s) following the date that he or she ceases to be a director or consultant to the Company.

(C) an optionee who has served as a director on the board for at least thirty-six (36) months from the time of his or her first appointment to the board shall have two (2) years to exercise his or her option(s) following the date that he or she ceases to be a director or consultant to the Company.

It is proposed that the Director Plan be amended to provide that continued service to the Company as a director or as a consultant will cause options issued under the Director Plan to continue to vest and be exercisable. Accordingly, if a non-employee director ceases to be a director but continues to provide services to the Company as a consultant, any option grants he or she received under the Director Plan by virtue of being a non-employee director on the grant date will continue to vest and be exercisable for so long as he or she continues to serve as a consultant to the Company.

(5) Death:   If an optionee should die while he or she is a director or consultant of the Company, the option shall remain exercisable for 12 months following the optionee’s death, but only to the extent the option was exercisable on the date of death and in no event later than the expiration of the term of the option.

(6) Disability:   If an optionee’s status as a director or consultant terminates as a result of total and permanent disability, the option shall remain exercisable for 12 months following the date of such termination, but only to the extent the option was exercisable on the date of termination and in no event later than the expiration of the term of the option.

(7) Term of Options:   The term of each option is 10 years from the date of grant. No option may be exercised by any person after the expiration of its term.

(8) Nontransferability of Options:   An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

Adjustment Upon Changes in Capitalization, Merger or Sale of Assets

In the event any change, such as a stock split or dividend, is made in the Company’s capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all assets of the Company, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which would not otherwise be exercisable. In the event that the options are assumed or substituted and the optionee’s status as a director of the Company or director of the successor corporation is terminated other than by voluntary resignation, the option will become fully exercisable, including shares for which it would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the board of directors is to notify optionees that all options shall be fully exercisable for a period of 15 days, after which such options shall terminate.

Amendment and Termination

The board of directors may amend, alter, suspend or terminate the Director Plan at any time and for any reason. No action by the board of directors or stockholders may alter or impair any option previously granted under the Director Plan without the written consent of the optionee.

The Director Plan currently provides that any amendment of the Director Plan shall not affect options already granted and such options shall remain in full force and effect as if the plan had not been amended. The Director Plan, amended as proposed, would provide the Board with the discretionary authority to cause any amendment or series of amendments to the Director Plan to apply not only to options granted on or after the date of the amendment(s), but also to options granted prior to the date of the amendment(s). However, the Director Plan would continue to provide that no amendment shall be made which would impair the rights of any optionee under any grant made prior to the date of the amendment without his or her consent. The proposed amendments to the Director Plan outlined in this Proposal Three will not affect options already granted under the Director Plan and such options shall remain in full force and effect as if the plan had not been amended.

The Company will obtain stockholder approval of any amendment of the Director Plan as necessary to comply with any applicable law, regulation or stock exchange rule. Unless earlier terminated by the board of directors, the Director Plan will terminate in April 2010.

Tax Information

The Company may grant non-statutory options pursuant to the Director Plan. Non-statutory options are options that do not qualify as “incentive stock options,” as defined in Section 422 of the Internal Revenue Code. An optionee will not recognize any taxable income at the time he is granted a non-statutory option. However, upon his exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains, and up to $3,000 against other income.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Director Plan. It does not purport to be complete and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Participation in the Director Plan

During fiscal 2004, all non-employee directors as a group were granted options to purchase a total of 170,000 shares pursuant to the Director Plan. Please see the section captioned “Compensation of Directors” in this Proxy Statement for further information with respect to option grants made to the Company’s non-employee directors during 2004. During fiscal 2005, if the amendments to the Director Plan are approved, the Company expects to grant options to purchase approximately 170,000 shares of Common Stock to current and nominee directors who are not executive officers as a group.

The Company’s Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the amendments to the Director Plan.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the four next most highly compensated executive officers (collectively with the Chief Executive Officer, the “Named Executive Officers”) of the Company in 2004 for services rendered in all capacities to the Company for the years indicated.

				Long-Term
				Compensation
				Awards
				Number of
				Securities
		Annual Compensation		Underlying	Other
Name and Principal Position	Fiscal Year	Salary(1)($)	Bonus($)	Options(#)(2)	Compensation(4)$
Gerald J. Burnett	2004	223,167	—	—	1,665
Chairman of the Board and	2003	200,000	—	—	1,665
Chief Executive Officer	2002	200,000	—	—	1,665
William L. Campbell(3)	2004	201,667	—	125,000	1,453
Vice Chairman, Executive	2003	200,000	—	320,000	1,453
Vice President and Corporate Secretary	2002	200,000	—	150,000	1,453
Robert J. Habig	2004	204,375	—	125,000	1,251
Chief Financial Officer	2003	202,500	—	100,000	1,251
	2002	202,500	—	70,000	1,251
R. Jan Afridi	2004	203,793	3,315	50,000	—
Vice President, Sales—Financial Services	2003	166,327	—	20,000	—
	2002	170,171	—	20,000	—
J. Chris Lauwers	2004	204,375	—	125,000	1,000
Chief Technology & Product Officer	2003	202,500	—	150,000	630
	2002	189,375	—	70,000	630

(1)          Includes annual salary and commissions paid in 2004.

(2)          These shares are subject to exercise under stock options granted under the Company’s 2000 Stock Option Plan. See “—Option Grants in Last Fiscal Year.”

(3)          Also serves as Chief Executive Officer and President of Collaboration Properties, Inc., a subsidiary of the Company.

(4)          Other compensation consists of the Company’s contribution to the executives’ supplemental disability insurance.

Option Grants in Last Fiscal Year

The following table provides information relating to stock options awarded to each of the Named Executive Officers during 2004. All such options were awarded under the Company’s 2000 Stock Option Plan.

	Individual Grants(5)
	Number of	Percent of			Potential Realizable Value
	Securities	Total Options			at Assumed Rates of Stock
	Underlying	Granted to	Exercise Price		Price Appreciation for
	Options	Employees	Per Share	Expiration	Option Term(1)
Name	Granted(#)	in 2004(%)(4)	($)(2)(3)	Date	5%($)	10%($)
Gerald J. Burnett	—	—	$—	—	$—	$—
William L. Campbell	125,000	9.5	$1.16	4/21/14	$236.190	$376,093
Robert J. Habig	125,000	9.5	$1.16	4/21/14	$236,190	$150,437
R. Jan Afridi	50,000	3.8	$1.16	4/21/14	$94,476	$376,093
J. Chris Lauwers	125,000	9.5	$1.16	4/21/14	$236,190	$376,093

(1)          The potential realizable values are (i) net of exercise price and before taxes, (ii) assume that the option is exercised at the exercise price and is sold on the last day of its term at the appreciated price, and (iii) are based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant to the expiration of the ten year option term (or such shorter option term applicable to an affiliate). These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future price growth.

(2)          Options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by reference to the closing sale price of the Common Stock on The NASDAQ SmallCap Market on the date of the grant, except in the case of executive officers who hold more than 10% of the outstanding voting stock, in which case the exercise price equals 110% of the fair market value on the date of grant.

(3)          Payment for shares issued upon exercise of an option may consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of shares acquired upon exercise of an option either have been owned by the optionee for more than six months on the date of surrender, and (y) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised, (iv) consideration received under a cashless exercise program implemented by the Company, (v) delivery of a properly executed exercise notice and any other such documents as the Administrator shall require and delivery to the Company of the sale proceeds required to pay the exercise price, or (vii) such other consideration and method of payment for the issuance of shares to the extent permitted under applicable laws.

(4)          Based on options to purchase 1,314,500 shares of Common Stock granted to employees in 2004.

(5)          25% of the shares subject to these options vest 12 months after their grant date, and 6.25% of the shares subject to such options vest at the conclusion of each three-month period thereafter provided that the optionee continues to provide services to the Company on each such date.

Aggregate Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during 2004 and the value of stock options held as of December 31, 2004 by the Named Executive Officers. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2004. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the December 31, 2004 price of the Company’s common stock.

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired on	Value	December 31, 2004		December 31, 2004($)(2)
Name	Exercise(#)	Realized(#)(1)	Exercisable(#)	Unexercisable(#)	Exercisable	Unexercisable
Gerald J. Burnett	—	$—	—	—	$—	$—
William L. Campbell	—	—	680,000	400,000	62,850	114,000
Robert J. Habig	—	—	387,500	257,500	21,375	51,275
R. Jan Afridi	—	—	185,000	75,000	23,725	14,775
J. Chris Lauwers	—	—	412,500	257,500	129,438	64,713

(1)          Fair market value of the Company’s Common Stock as of the date of exercise minus the exercise price.

(2)          Fair market value is the closing sale price of the Company’s Common Stock as of December 31, 2004 ($1.33) as reported on The NASDAQ SmallCap Market minus the exercise price.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	A	B	C
Number of securities
remaining available for
future issuance under
	Number of securities		equity compensation
	to be issued upon	Weighted-average	plans (excluding
	exercise of outstanding	exercise price of	securities reflected in
Plan Category	options	outstanding options	Column A)
Equity compensation plans approved by security holders	6,648,063 (1)	$3.20	3,759,525 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	6,648,063	$3.20	3,759,525

(1)          This number reflects the number of shares to be issued upon exercise of outstanding options under the 2000 Director Option Plan (“Director Plan”), the 1997 Stock Option Plan (the “1997 Plan”) and the 2000 Stock Option Plan (the “2000 Option Plan”) of the Company. This number excludes purchase rights accruing under the Employee Stock Purchase Plan (“Purchase Plan”). The Purchase Plan authorizes the granting of stock purchase rights to eligible employees during two-year offering periods with exercise dates approximately every six months. Shares are purchased through employee payroll deductions at purchase prices equal to 85% of the lesser of the fair market value of the Company’s Common Stock at either the first day of each offering period or the date of purchase.

(2)          Includes 1,758,235 shares available for issuance under the 2000 Plan, 115,000 shares available for issuance under the Director Plan and 1,886,290 shares available for issuance under the Purchase Plan.

No securities are available for future issuance under the 1997 Plan. The 2000 Option Plan provides for an annual increase in the number of shares of Common Stock reserved for issuance thereunder on the first day of the Company’s fiscal year in an amount equal to the lesser of (x) 1,200,000 shares, (y) 4% of the outstanding shares of the Company as of the last day of the prior fiscal year or (z) such lesser amount as determined by the Board. The Director Plan currently provides for an annual increase to the number of shares reserved thereunder on the first day of the Company’s fiscal year equal to the lesser of (x) 175,000 shares, (y) 1% of the outstanding shares of Common Stock of the Company on such date or (z) such amount as determined by the Board. The Purchase Plan provides for an annual increase in the number of shares of Common Stock reserved thereunder on the first day of the Company’s fiscal year in an amount equal to the lesser of (x) 900,000 shares, (y) 3% of the outstanding shares of the Company on the last day of the prior fiscal year or (z) such amount as determined by the Board. Under the terms of the Plans, on January 1, 2005, 1,200,000 and 175,000 shares were added to the 2000 Option Plan and the Director Plan, respectively. No shares were added to the Purchase Plan on January 1, 2005.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with the written charter adopted by the board of directors, the Audit Committee of the board of directors (the “Committee”) reviews and evaluates the Company’s accounting principles and its system of internal accounting controls and monitors the corporate financial reporting of the Company. It also recommends the appointment of the Company’s independent auditors and approves the services performed by the independent auditors.

The Committee received from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and responsibilities, budget and staffing.

The Committee discussed and reviewed with the independent auditors all communications required by the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee reviewed and discussed the quarterly financial statements and the audited financial statements of the Company as of and for the year ended December 31, 2004, with management and the independent auditors. Management had the responsibility for the preparation of the Company’s financial statements and the independent auditors had the responsibility for the examination of those statements. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. As such, the Committee has relied, without independent verification, on management’s representations that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with the generally accepted accounting principles and on the representations of the independent auditors, included in their report on the Company’s financial statements.

Based on its review and discussions with management and the independent auditors, the Committee recommended to the board of directors that the Company file with the SEC the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Committee also recommended the appointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Respectfully submitted by the Audit Committee of the Company’s board of directors:

David M. Solo
Dr. Robert M. Metcalfe
James W. Zeigon

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the board of directors reviews and approves the Company’s executive compensation policies. The following is the report of the Compensation Committee describing the compensation policies and rationales applicable to the Company’s executive officers with respect to the compensation paid to such executive officers for 2004. Actual compensation earned during the fiscal year by the Named Executive Officers is shown in the Summary Compensation Table above.

Compensation Philosophy

The Company’s philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the Company’s executive compensation program, therefore, is to closely align the interests of the executive officers with those of the Company’s stockholders. To achieve this goal, the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company. To achieve these goals, the Compensation Committee has established an executive compensation program primarily consisting of cash compensation and stock options.

The cash component of total compensation, which consists primarily of base salary, is designed to compensate executives competitively within the industry and marketplace. Generally, executive officer salaries are targeted at or above the average rates paid by competitors so as to enable the Company to attract, motivate and retain highly skilled executives. Executive salaries in 2004 were established by the Compensation Committee based upon the Radford Survey, a nationally recognized executive compensation survey, and the recommendations of an independent outside consultant retained by the Company. Using the comparable recommended salary ranges, the Compensation Committee established the 2004 salaries for executives based on job responsibilities, level of experience, individual performance and contribution to the business.

In addition to base salary, the Company occasionally pays bonuses to its executive officers, based on individual and overall Company performance. Sales executives are also eligible for additional cash payments above their base salaries for achieving specific performance goals or in connection with sales commissions.

The Company provides long-term incentives through its 2000 Stock Option Plan (the “Plan”). The purpose of the Plan is to attract and retain its best employee talent available and to create a direct link between compensation and the long-term performance of the Company. The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company’s common stock on the date of grant except in the case of executive officers who hold more than 10% of the outstanding voting stock, in which case the exercise price equals 110% of the fair market value on the date of grant. The Compensation Committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals. The Committee is monitoring the implications of proposed accounting change related to the expensing of options, and will be considering alternate methods to provide similar incentives while mitigating adverse accounting charges.

During 2004, the compensation of Gerald J. Burnett, the Company’s Chairman of the board of directors and Chief Executive Officer, consisted of a total salary of $223,167. The Committee reviewed the Chief Executive Officer’s salary, without Dr. Burnett present, using the same criteria and policies as are employed for the other executive officers. Specific factors considered in compensation decisions regarding Dr. Burnett included CEO compensation among the Company’s peer group of companies, publicly available compensation survey results, the Company’s revenue and operating income in 2004 as compared to 2003, the strategic decisions made by Dr. Burnett and the overall contribution of Dr. Burnett to the Company’s business in 2004.

Section 162(m)

The Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based.

Respectfully submitted by the Compensation Committee of the Company’s board of directors.

Dr. Robert M. Metcalfe
Robert P. Latta, Esq.
David M. Solo

Certain Transactions

Transactions with UBS Warburg LLC

UBS Warburg LLC and its affiliates have purchased systems and services from the Company in the past and may continue to do so in the future. In 2004, such purchases constituted 15.9 % of the Company’s revenue. David M. Solo, one of the Company’s directors, is currently an officer of GAM Holding, a subsidiary of UBS AG, which in turn is an affiliate of UBS Warburg LLC. GAM Holding constituted less than 1% of UBS AG’s total revenue in 2004. Previously, Mr. Solo served as an executive officer, and subsequently, a strategic advisor of UBS AG.

Transactions with Management and Others

On February 27, 2002, the Company entered into a Loan and Security Agreement with a financial institution to borrow up to $4.5 million under a revolving line of credit. The agreement, as amended, includes a first priority security interest in all our assets, excluding intellectual property. Gerald Burnett, our Chairman and Chief Executive Officer, provided a collateralized guarantee to the financial institution, assuring payment of our obligations under the agreement and as a consequence, a number of restrictive covenants from the original Loan and Security Agreement were deleted. On February 27, 2004, the Loan and Security Agreement was amended to change the maximum borrowings thereunder to $3.5 million, subject to certain quick ratio and loan to value covenants, and to extend the term of the Loan and Security Agreement to February 27, 2005. In connection with this amendment, Dr. Burnett’s collateralized guarantee was amended to reduce the amount of such guarantee to $3.5 million. In addition to the guarantee provided to the financial institution, Dr. Burnett provided a personal guarantee to Avistar assuring the provision of up to $2.0 million to Avistar in the event that at least $2.0 million is not available to us under the line of credit, or an alternate financing arrangement, for any reason. There were no outstanding borrowings under the line of credit as of December 31, 2004. The Loan and Security Agreement expired by its terms on February 27, 2005.

On March 26, 2004, the Company completed the private sale of a total of 3,000,000 shares of common stock to Fuller & Thaler Avalanche Fund, L.P. and Fuller & Thaler Behavioral Finance Fund, Ltd. at a price per share of $1.20. As a result of this private equity financing, the personal guarantee of Dr. Burnett to provide the Company with up to $2.0 million in the event that at least $2.0 million is not available to the Company under the Loan and Security Agreement was terminated by its terms.

Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) is a law firm that has provided legal services to the Company since its inception, and prior to that, to its predecessor entities. For 2004, the Company paid WSGR $114,089 in legal fees. Mr. Latta, a director of the Company, is a member of WSGR. It is anticipated that WSGR will continue to provide legal services to the Company in the current year.

Family Relationships

Wendolyn Hearn, the Company’s Vice President, Sales Management from January 2004 to December 2004, is the daughter of Dr. Gerald Burnett, the Company’s Chairman of the Board and Chief Executive Officer. Mrs. Hearn left the Company in December 2004. During 2004, Mrs. Hearn’s compensation was $149,067.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative return to the stockholders of the Company’s Common Stock with the cumulative return of The NASDAQ National Market, U.S. Index and a group of industry peers within the communications software infrastructure and video communications industries (the “Industry Peer Group”) for the period commencing August 17, 2000 and ending on December 31, 2004. Returns for the indices are weighted based on market capitalization at the beginning of each fiscal year. The Company’s Common Stock was transferred from The NASDAQ National Market to The NASDAQ SmallCap Market on October 30, 2002.

TOTAL RETURN TO STOCKHOLDERS

(Assumes $100 investment on 8/17/00)

Total Return Analysis

	8/17/2000	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Avistar Communications Corp.	$100.00	$48.00	$21.33	$2.45	$16.19	$14.17
Peer Group	$100.00	$35.67	$30.98	$20.95	$36.85	$41.06
NASDAQComposite	$100.00	$62.69	$49.49	$33.89	$50.84	$55.21

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

(1)          The above graph sets forth the cumulative total return to Avistar’s stockholders during the period from August 17, 2000 to December 31, 2004. The graph assumes the investment on August 17, 2000 (the date of the Company’s initial public offering) of $100 in the Common Stock of the Company, The NASDAQ Stock Market Index, and an Industry Peer Group. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2)          The Industry Peer Group consists of Webex Communications, Inc., RealNetworks Inc., Packeteer, Inc., and Radvision Ltd. Although the companies included in the industry peer group were selected because of similar industry characteristics, they are not entirely representative of the Company’s business.

The information contained above under the captions “Report of the Audit Committee of the Board of Directors,” “Report of the Compensation Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from reporting persons, the Company believes that during 2004, all executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements, except that Forms 4 relating to options granted to Messrs. Metcalfe, Solo, Heinrichs, Zeigon and Latta on July 21, 2004 were filed on July 26, 2004, a Form 4 for R. Jan Afridi, Vice President of the Company, was filed on April 29, 2004 reporting an option grant that occurred on April 21, 2004, a Form 4 for James Zeigon was filed on June 25, 2004 reporting an option grant that occurred on June 2, 2004, and a Form 4 for R. Stephen Heinrichs was filed on August 30, 2004 correcting a Form 4 filed on August 16, 2004 for a transaction that occurred on August 16, 2004.

Other Matters

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS
Dated: April 26, 2005

DETACH HERE

PROXY

AVISTAR COMMUNICATIONS CORPORATION

2005 ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AVISTAR COMMUNICATIONS CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2005, and hereby appoints Gerald J. Burnett and William L. Campbell each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of AVISTAR COMMUNICATIONS CORPORATION to be held on June 1, 2005 at 1:00 p.m. local time, at 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California 94065 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the mattes set forth on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark Votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

1. Election of Directors. NOMINEES:

(01) Gerald J. Burnett, (02) William L. Campbell, (03) R. Stephen Heinrichs, (04) Robert P. Latta,

(05) Robert M. Metcalfe, (06) Craig F. Heimark, and (07) James W. Zeigon.

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above)

2. To ratify the appointment of Burr, Pilger & Mayer, LLP as independent auditors of the Company for the fiscal year
ending December 31, 2005.	For	Against
	☐	☐

3. To approve amendments to the Company’s 2000 Director Option Plan to: (i) provide that annual grants under the plan shall take place on January 1 of each year starting in 2006, (ii) provide that, after the first year, options granted under the plan vest at a rate of 1/48 per month rather than 1/4 per year, (iii) provide that options granted under the plan shall continue to vest and be exercisable for so long as the option holder remains a director or consultant to the Company; (iv) extend the time period for optionees to exercise options following the date on which they are no longer a director or consultant to the Company, and (v) to provide the board of directors with the authority to make amendments to the Director Plan applicable to all options granted under the Director Plan (amendments (i)-(iv) will not be retroactive).

	For	Against
	☐	☐

2

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                        ☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only Stockholders of record at the close of business on April 8, 2005 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:	Date:	Signature:	Date:

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